Subsidiaries of SurePure, Inc.

1. SurePure Investment Holding AG

-	Country of Incorporation: Switzerland

2. SurePure Operations AG

-	Country of Incorporation: Switzerland

3. SurePure Latin America-Maquinas de Purificação U.V.C. LTDA

-	Country of Incorporation: Brazil

4. SurePure Participations AG

-	Country of Incorporation: Switzerland

5. SurePure Holdings South Africa (Pty) Ltd.

-	Country of Incorporation: South Africa

6. SurePure Marketing South Africa (Pty) Ltd.

-	Country of Incorporation: South Africa